Exhibit 99.1

Pinnacle Airlines Corp. COO John Spanjers to Succeed Sean Menke as CEO Effective June 1

MEMPHIS, Tenn. (April 19, 2012) – Pinnacle Airlines Corp. (OTCMarkets.com: PNCLQ) today announced a leadership transition under which John Spanjers, currently chief operating officer of the company, will succeed Sean Menke as chief executive officer, effective June 1, 2012. Spanjers has been COO at Pinnacle since September 2011, and was president of Mesaba Aviation prior to joining Pinnacle.

Menke has chosen to resign from the company on June 1 and will work closely with Spanjers and the other members of Pinnacle’s leadership team to support a seamless transition over the next five weeks. Pinnacle does not anticipate this transition will impact the timeline of the company’s Chapter 11 proceedings or Pinnacle’s ability to successfully restructure and emerge from Chapter 11.

"John brings a strong and proven track record of airline leadership," said Donald J. Breeding, Chairman of the Board of Pinnacle Airlines Corp.  "Given his prior Chapter 11 experience, John is particularly well-suited to lead Pinnacle's ongoing turnaround efforts and has been actively involved in many of the key initiatives and negotiations during our restructuring process."

“Pinnacle has very talented employees and a strong leadership team, and we remain focused on successfully emerging from Chapter 11,” said Spanjers. “Our operating performance has remained strong since filing for Chapter 11 protection, and we expect that our operations, supported by a deep bench of talent and committed employees, will continue moving forward.”

As of Menke’s departure on June 1, Pinnacle expects to have achieved a number of important restructuring objectives during the initial 60 days of its Chapter 11 proceedings, including having:

•	Renegotiated key business agreements with Delta Air Lines, United Airlines and EDC;
•	Obtained final approval of its debtor-in-possession (DIP) financing;
•	Completed the Section 1110 aircraft process;
•	Received final court approval of its “First Day motions” to help the company continue to operate in the ordinary course; and,
•	Initiated a collegial and collaborative relationship with the Unsecured Creditors Committee and its advisors.

Additionally, the previously-announced search for a new Chief Financial Officer is progressing.

About John Spanjers
Spanjers received a Bachelor of Science degree from the University of Minnesota, and has spent his entire career in the aviation industry. Before joining Mesaba, Spanjers was director of performance engineering for Northwest Airlines. He also held various other positions within the System Operations Control (SOC) organization at Northwest beginning in June 1988 and maintains a current FAA Certified Dispatcher License.

About Pinnacle Airlines Corp.
Pinnacle Airlines Corp. (OTCMarkets.com: PNCLQ), a $1 billion airline holding company with 7,400 employees, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 197 regional jets and 55 turboprops on more than 1,300 daily flights to 182 cities and towns in the United States, Canada, Mexico and Belize. Corporate offices are located in Memphis, Tenn., and hub operations are located at nine major U.S. airports. Visit www.pncl.com for more information.

This press release contains "forward-looking statements." These statements are based on management's current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those that the Company now anticipates – both in connection with the Company’s Chapter 11 filings and the Company's business and financial prospects. Statements of management's expectations, including its desire to successfully restructure in order to return the Company to long term viability and financial strength, to compete effectively in the marketplace, to cut costs and to restore profitability, are based on current assumptions and expectations. No assurance can be made that these events will come to fruition. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.